EXHIBIT 15













Pennsylvania Power Company
1 E. Washington Street
P. O. Box 891
New Castle, Pennsylvania 16103

Gentlemen:

We are aware that Pennsylvania Power Company has incorporated by reference in its previously filed
Registration Statements No. 33-47372, No. 33-62450 and No.
33-65156, the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, which includes our report dated November 13, 1997, covering the unaudited interim financial statements contained therein. Pursuant to Rule 436(c) of Regulation C of the Securities Act of 1933, such report is not considered a part of the Registration
Statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

                                  Very truly yours,




                                  ARTHUR ANDERSEN LLP

Cleveland, Ohio
November 13, 1997